Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.
Christopher LoSardo
Phone 516-478-9712
www.eonlabs.com

Eon Labs Reports Sales and Earnings for the Fourth Quarter and Full Year 2004

LAKE SUCCESS N.Y., March 1, 2005 - Eon Labs, Inc. (Nasdaq: ELAB) today reported net income of $30.2 million for the fourth quarter ended December 31, 2004, compared to $19.2 million in the comparable quarter in 2003, an increase of 57.3%.  For the year ended December 31, 2004, net income was $119.4 million, compared to $70.1 million in the comparable period in 2003, an increase of 70.2%.

Diluted earnings per share was $0.33 for the fourth quarter ended December 31, 2004, compared to $0.21 for the comparable quarter in 2003, an increase of 57.1%.

For the year ended December 31, 2004, diluted earnings per share was $1.32 compared to $0.77 per share for the year 2003, an increase of 71.4%.  The year ended December 31, 2004 included income of $0.09 per share from the receipt of a $10 million payment to settle all patent infringement litigation related to Nabumetone and the receipt of a $3.0 million bond related to the settlement of all patent infringement litigation involving Bupropion HCl, ER 100mg and 150mg tablets.  The year ended December 31, 2003 included income of $0.02 per share from the $3.5 million recovery of legal fees related to patent infringement litigation involving Nabumetone.

Net sales were $110.0 million for the fourth quarter ended December 31, 2004, compared to $95.0 million in the comparable quarter in 2003, an increase of 15.8%.  The sales growth in the fourth quarter was principally due to Bupropion HCl, ER 100mg and 150mg tablets which were introduced during the first quarter of 2004.  Other products introduced at the end of or subsequent to the fourth quarter ended December 31, 2003 that also contributed to the increase in net sales included Metolazone, Citalopram, Fosinopril and Cilostazol.   These increases more than offset the effect of lower prices that occurred during the period.  Net sales were $431.0 million for the year ended December 31, 2004, compared to $329.5 million for the year 2003, an increase of 30.8%.

Currently, the Company has 29 ANDAs pending with the FDA, including one tentative approval and one approvable application.  Additionally, the Company has a final approval for Omeprazole 10mg and 20mg capsules that is still the subject of pending litigation.  Total annual brand sales exceed $14.6 billion for all of these pending ANDAs.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 51.4% for the fourth quarter ended December 31, 2004 compared to 53.0% in the comparable quarter in 2003.  The decrease in gross margin for the quarter ended December 31, 2004 was attributable primarily to the unfavorable impact of lower selling prices on selected products and an increase in inventory reserves, partially offset by the higher margins recognized on Bupropion that was introduced in 2004.

Selling, general and administrative expenses decreased by $2.7 million to $9.9 million for the fourth quarter ended December 31, 2004 compared to $12.5 million in the comparable quarter in 2003.  The decrease is primarily attributable to lower legal and selling expenses. The decrease in legal expense is attributable to a decrease in patent litigation expenses, which were higher in 2003 primarily due to litigation involving Bupropion, and lower legal expenses related to phentermine litigation.  Selling expenses were lower primarily from a decrease in bad debt expense and lower outside sales commissions.  These decreases are partially offset by increased audit and consulting expenses, related to Sarbanes-Oxley compliance requirements, as well as higher personnel costs.

Research and development expenses decreased by $3.2 million to $3.4 million for the fourth quarter ended December 31, 2004, compared to $6.6 million in the comparable quarter in 2003. The decrease was principally due to the timing of certain expenditures for purchases of materials,  bio-studies and expenses relating to the completion of defined milestones under third-party product development agreements.

The effective tax rate for the quarter ended December 31, 2004 decreased to 31.8% from 39.6% in the comparable quarter in 2003. The decrease in the effective tax rate is attributable to the reversal of prior year state tax reserves that are no longer required, the benefit of an increase in tax-exempt interest on investments and the recognition of additional state tax credits.

MERGER WITH NOVARTIS

On February 21, 2005, the Company announced that it had signed a definitive merger agreement with Novartis AG.  Under the terms, a wholly-owned subsidiary of Novartis will commence a cash tender offer to acquire all outstanding publicly held shares of Eon common stock not held by Santo Holding (Deutschland) GmbH (Eon’s controlling stockholder) at a price of $31.00 per share in cash.  Novartis also announced that it had entered into an agreement with Santo to acquire all of the 60 million shares of Eon’s common stock held by Santo for €1.3 billion in cash (approximately $1.7 billion or $28.33 per share).

In conjunction with the purchase of Eon, Novartis also announced that it had entered into an agreement to purchase all of the outstanding shares of Hexal AG, one of the largest generic pharmaceutical companies in Germany for an estimated €4.35 billion in cash.  Both Eon and Hexal will be merged with Sandoz, Novartis’ wholly-owned generics business, creating the world’s leading generics company based on global revenues.  The transactions, subject to the customary closing conditions, including U.S. and foreign regulatory approvals, are expected to close in the second half of 2005.  The combined company, which will operate under the Sandoz name, will have combined pro forma 2004 sales of approximately $5.1 billion, a portfolio consisting of more than 600 drugs and employ over 20,000 people worldwide.

Eon will conduct a live audio webcast today at 10:00 a.m., Eastern Time to discuss the financial results for the fourth quarter of 2004 and full year.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link. Interested persons may listen to the live conference by calling toll free (800) 811-0667, or (913) 981-4901 for international callers.  The password for the conference call is “ ELAB.”

A replay of the conference call will be available until 5:00 p.m., Eastern Time on March 7, 2005 by calling toll free  (888) 203-1112, or (719) 457-0820 for international callers.  The passcode for the replay is 4485337.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website, www.eonlabs.com.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other company information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$109,990	$94,989	$430,959	$329,538
Cost of sales	53,458	44,605	190,602	154,387
Gross profit	56,532	50,384	240,357	175,151

Operating expenses:
Selling, general and administrative	9,860	12,545	46,043	37,296
Research and development	3,376	6,576	21,666	22,510
Total operating expenses	13,236	19,121	67,709	59,806

Operating income	43,296	31,263	172,648	115,345

Other income and (expense):
Interest income	911	410	2,461	1,411
Interest expense	—	—	—	(300)
Other income, net	—	80	13,046	228
Total other income, net	911	490	15,507	1,339

Income before provision for income taxes	44,207	31,753	188,155	116,684
Provision for income taxes	(14,050)	(12,576)	(68,804)	(46,549)
Net income	$30,157	$19,177	$119,351	$70,135

Net income per share data:
Basic	$0.34	$0.22	$1.34	$0.79
Diluted	$0.33	$0.21	$1.32	$0.77

Weighted average common shares outstanding:
Basic	88,825,360	88,589,338	88,772,514	88,479,942
Diluted	90,535,215	90,632,244	90,673,611	90,520,586

The earnings per share and common share data for the three and twelve months ended December 31, 2004 and 2003 reflect a 2-for-1 stock split effected in the form of a 100% stock dividend distributed in June 2004 to stockholders of record at the close of business on May 17, 2004.

Amortization of other intangibles of $940 for each of the quarters and $3,760 for the twelve months ended December 31, 2004 and 2003 previously included in selling, general and administrative expenses has been reclassified to cost of sales for all periods.

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2004 and December 31, 2003

(Dollars in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$59,500	$43,852
Short-term investments	136,252	115,281
Other current assets	224,218	156,654
Total current assets	419,970	315,787

Property, plant and equipment, net	52,481	50,409
Goodwill and other intangible assets, net	64,981	72,941
Other assets	7,742	2,408
Total assets	$545,174	$441,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$93,252	$102,838
Long-term liabilities	8,398	9,927
Total liabilities	101,650	112,765
Total stockholders’ equity	443,524	328,780
Total liabilities and stockholders’ equity	$545,174	$441,545